Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FOURTH QUARTER
AND FULL-YEAR 2005 FINANCIAL RESULTS

Company Reinvests More Than 95 Percent of Net Income in Capital Projects

HOUSTON, January 26, 2006 – Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2005 net income of $1.265 billion, or $3.43 per diluted share. Net income in the fourth quarter 2004 was $429 million, or $1.23 per diluted share. Marathon reported fourth quarter 2005 net income adjusted for special items of $1.329 billion, or $3.61 per diluted share, compared to net income adjusted for special items of $415 million, or $1.19 per diluted share, for fourth quarter 2004.

Marathon reported 2005 net income of $3.032 billion, or $8.44 per diluted share. Net income in 2004 was $1.261 billion, or $3.73 per diluted share. Marathon reported 2005 net income adjusted for special items of $3.238 billion, or $9.02 per diluted share, compared to net income adjusted for special items of $1.369 billion, or $4.05 per diluted share for 2004.

Earnings Highlights

	Quarter ended December 31		Year ended December 31
(Dollars in millions, except per diluted share data)	2005	2004	2005	2004
Net income adjusted for special items**	$1,329	$415	$3,238	$1,369
Adjustments for special items (after tax):
Cumulative effect of change in accounting principle	(19)	—	(19)	—
Gain (loss) on U.K. long-term gas contracts	(45)	65	(223)	(57)
Deferred income taxes – Ohio tax legislation	—	—	15	—
Gain on sale of minority interests in Equatorial Guinea LNG Holdings Limited	—	—	21	—
Impairment of certain oil and gas properties	—	(34)	—	(34)
Corporate insurance adjustment	—	(17)	—	(17)

Net income	$1,265	$429	$3,032	$1,261

Net income adjusted for special items** — per diluted share	$3.61	$1.19	$9.02	$4.05
Net income — per diluted share	$3.43	$1.23	$8.44	$3.73
Revenues and other income	$17,314	$14,306	$63,673	$49,907
Weighted average shares, in thousands — diluted	368,775	347,416	359,081	338,253

* Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements in March. ** See page 7 for a discussion of net income adjusted for special items.

Key Fourth Quarter and Full-Year 2005 Events

Corporate

•	Achieved best ever safety record and solid environmental performance

•	Capital program and minority interest acquisition totaled more than $7 billion – representing more than 235 percent of 2005 net income

•	Acquired full ownership of refining, marketing and transportation operations with the acquisition of 38 percent minority interest in the Company’s downstream business

•	Raised dividend 18 percent

•	Marathon, its employees, retirees, and Marathon dealers, jobbers and wholesalers together contributed almost $10 million to Tsunami and Hurricane Katrina/Rita relief efforts

Exploration and Production

•	Reached agreement with the Libyan National Oil Corporation on the terms of Marathon’s return to Libya

•	Completed the Equatorial Guinea liquefied petroleum gas (LPG) plant expansion project

•	Progressed the Alvheim development offshore Norway to 43 percent completion at year end

•	Sanctioned Neptune deepwater Gulf of Mexico development

•	Increased total oil and natural gas sales volumes during fourth quarter and full year

•	Achieved exploration success with eight discoveries from 11 significant wildcat/appraisal wells

Refining, Marketing and Transportation

•	Completed 26,000 barrel per day (bpd) expansion of Detroit refinery

•	Initiated front-end engineering and design (FEED) for a potential 180,000 bpd expansion of the Garyville, La., refinery

•	Maintained outstanding refinery mechanical reliability and achieved record refinery total throughput rates for the quarter and full year

•	Achieved record refined product sales volumes of 1,504,400 bpd for the quarter and 1,454,900 bpd for the full year

•	Speedway SuperAmerica LLC (SSA) achieved significant same store gasoline sales volume growth of 4.5 percent during fourth quarter, and full-year growth of four percent

•	SSA increased same store merchandise sales by 11.5 percent in the fourth quarter, the 12th consecutive quarter of greater than nine percent increase when compared to the same quarter in the previous year

Integrated Gas

•	Accelerated Equatorial Guinea liquefied natural gas (LNG) Train 1 construction; project is 66 percent complete at year end, with first LNG shipments now projected for third quarter 2007

•	Initiated LNG supply contract to utilize Elba Island, Ga., re-gas terminal access rights

“As we look back on 2005, we take note of a year of outstanding operational performance, new beginnings and a promising future,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “During the year we significantly increased our downstream presence by acquiring full ownership of our refining, marketing and transportation (downstream) operations. This approximately $4 billion acquisition has already had a substantial positive impact on the Company’s 2005 financial results. Marathon also advanced plans for the future, which included announcing a proposed $2.2 billion expansion of the Garyville, La., refinery; a series of successful offshore discoveries; major progress in the construction of the Equatorial Guinea LNG Train 1 project; and our re-entry into Libya. Marathon’s strong performance in 2005 was the result of dedicated employees throughout the Company who performed their jobs efficiently and reliably, while setting a new record in safety performance, and doing so in an environmentally responsible manner despite an unprecedented hurricane season and global supply and demand pressures.”

Even with Marathon’s acquisition of the minority interest in the Company’s downstream operations and a robust capital program of approximately $3 billion, Marathon was able to increase its dividend 18 percent.

Also during the year, Marathon, its employees, retirees, dealers, along with jobbers and wholesalers together contributed nearly $10 million to Tsunami and Hurricane Katrina/Rita relief efforts as part of the Company’s commitment to corporate citizenship.

Segment Results

Total segment income was $2.215 billion in fourth quarter 2005 and $6.032 billion for full year 2005, compared with $855 million and $3.150 billion in the same periods in 2004.

	Quarter ended December 31		Year ended December 31
(Dollars in millions)	2005	2004	2005	2004
Segment Income

Exploration and Production:
United States	$468	$238	$1,564	$1,073
International	562	205	1,424	623

E&P Segment Income	1,030	443	2,988	1,696
Refining, Marketing and Transportation	1,166	389	3,013	1,406
Integrated Gas	19	23	31	48

Segment Income**	$2,215	$855	$6,032	$3,150

** See Preliminary Supplemental Statistics on page 10 for a reconciliation of segment income to income from operations as reported under generally accepted accounting principles (GAAP).

Exploration and Production

Worldwide upstream segment income totaled $1.030 billion in fourth quarter 2005 and $2.988 billion for the year, compared to $443 million and $1.696 billion in the same periods of 2004. The increases were primarily due to higher product prices and liquid hydrocarbon sales volumes. Reported sales volumes during the quarter averaged 391,900 barrels of oil equivalent per day (boepd) compared to production available for sale of 372,600 boepd. This difference is due to timing of international crude oil liftings. Production available for sale averaged 348,300 boepd for the year, at the upper end of the previously provided guidance range of 340,000 to 350,000 boepd.

United States upstream income was $468 million in fourth quarter 2005 and $1.564 billion for the year, compared to $238 million and $1.073 billion in the same periods of 2004. The fourth quarter increase was a result of higher natural gas and liquid hydrocarbon prices and sales volumes. The higher sales volumes in the fourth quarter of 2005 are a result of weather-related downtime in the Gulf of Mexico in the comparable period of 2004. The year-over-year increase was a result of higher liquid hydrocarbon and natural gas prices partially offset by lower sales volumes as a result of weather-related downtime in the Gulf of Mexico and natural field declines.

International upstream income was $562 million in fourth quarter 2005 and $1.424 billion for the year, compared to $205 million and $623 million in the same periods of 2004. The increases were primarily a result of higher product prices and liquid hydrocarbon sales volumes.

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004
Key Production Statistics

Net Sales*:

United States – Liquids (mbpd)	77.9	65.4	76.4	81.2

United States – Gas (mmcfd)	599.1	585.3	577.6	631.2

International – Liquids (mbpd)	146.5	96.9	114.6	88.9

International – Gas (mmcfd)	405.5	411.1	354.4	368.2

Total Net Sales (mboepd)	391.9	328.4	346.3	336.7

* Reported volumes are based upon sales volumes which may vary from production available for sale primarily as a result of the timing of liftings of certain of Marathon’s international liquid hydrocarbon volumes.

In the fourth quarter, Marathon announced that it reached agreement with the Libyan National Oil Corporation on the terms under which Marathon and its partners returned to their former oil and gas exploration and production operations in the Libyan Waha concessions. Marathon and its partners have paid $1.3 billion to the Libyan National Oil Corporation ($520 million net to Marathon) for re-entry and the extension of the concessions. In addition, the partners will make a contribution to unamortized investments made since 1986 estimated to be $530 million ($212 million net to Marathon), which was agreed to be paid as part of the 1986 standstill agreement to hold the assets in escrow for the U.S. partners.

As a result of its return to Libya, Marathon expects to add approximately 165 million barrels of oil equivalent (boe) to its proved reserve base and expects to add 40,000 to 45,000 net bpd to the Company’s 2006 average daily production. Marathon holds a 16.33 percent interest in the Waha concessions.

During 2005, Marathon remained focused on major project execution. In June, Marathon completed the expansion of the Equatorial Guinea LPG plant. With the completion of the LPG and condensate expansion projects, liquid hydrocarbon production available for sale at Equatorial Guinea averaged 84,000 gross bpd (48,000 bpd net to Marathon) during the fourth quarter. Also, the Alvheim development offshore Norway was 43 percent complete at the end of the year and remains on track for first production during the first quarter of 2007. In addition, the Neptune deepwater Gulf of Mexico development was sanctioned, with first production anticipated in late 2007 or early 2008.

With the addition of the expected production from Libya and the continued strong performance of the Company’s base business, Marathon estimates 2006 average daily net production available for sale to be 365,000 to 395,000 boepd, excluding the impact of any acquisitions or dispositions.

Marathon’s exploration success continued throughout 2005 with eight discoveries out of 11 significant wildcat/appraisal wells, including the recently announced successful delineation well on the Gengibre discovery on Angola Block 32. Marathon’s continued success offshore Angola has underscored the significant resource potential of this region. Marathon holds a non-operated 30 percent interest in Block 32, as well as a non-operated 10 percent interest in Block 31.

In other activity, Marathon has participated in an appraisal well on the Plutao discovery on Angola Block 31 and an exploration well on the Mostarda Prospect on Angola Block 32, both of which have reached total depth and will be announced upon governmental approvals. In addition, during the fourth quarter, Marathon drilled a deep-shelf exploration well on the Aquarius prospect (South Pass Block 87) in the Gulf of Mexico. This well did not encounter commercial quantities of hydrocarbons and has been temporarily abandoned. A charge for the Aquarius dry well costs was recorded in the fourth quarter.

Refining, Marketing and Transportation

Downstream segment income was $1.166 billion in fourth quarter 2005 and $3.013 billion for the year versus segment income of $389 million and $1.406 billion in the comparable periods of 2004. The improvement in fourth quarter earnings was primarily due to a significantly better refining and wholesale marketing margin, which averaged 21.86 cents per gallon in fourth quarter 2005 versus 9.59 cents in the comparable 2004 quarter. While the energy markets showed an increase in crude prices during the fourth quarter compared to the same quarter last year, crack spreads remained at high levels throughout the quarter resulting in strong earnings for Marathon. The Company also benefited from strong operations and record total refinery throughputs for the quarter and year, and record refined product sales volumes last quarter. Operationally, Marathon’s refining system ran extremely well during the quarter averaging 979,400 barrels of crude oil throughput per day or 102 percent of average system capacity.

Marathon also set gasoline and distillate production records in the fourth quarter and for the full year. The Company produced approximately 703,000 bpd of gasoline in the fourth quarter, up from its previous record of 658,000 bpd in the third quarter 2005, while year-over-year, gasoline production increased by approximately six percent to almost 644,000 bpd. Marathon’s fourth quarter distillate production was approximately 329,000 bpd exceeding the Company’s previous record set in fourth quarter 2004 with 328,000 bpd. Year-over-year, Marathon’s distillate production set a record with approximately 318,000 bpd, exceeding its previous record of almost 300,000 bpd set in 2004.

The year-over-year increase in segment income primarily reflects a higher refining and wholesale marketing margin, which averaged 15.82 cents per gallon versus 8.77 cents in 2004. Margins improved initially due to wider sweet/sour crude differentials in general and, more recently, due to the temporary impact that Hurricanes Katrina and Rita had on refined product margins and concerns about the adequacy of distillate supplies heading into winter. For the full-year 2005, Marathon averaged 973,400 barrels of crude oil throughput per day or 102 percent of average system capacity.

During the quarter, SSA continued to achieve strong same store merchandise sales growth of 11.5 percent compared to the fourth quarter 2004. This was the 12th consecutive quarter of greater than nine percent same store merchandise sales growth for SSA. In addition, SSA increased its same store gasoline sales volume during the fourth quarter by 4.5 percent compared to the same quarter last year.

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004
Key Refining, Marketing and Transportation Statistics

Crude Oil Refined (mbpd)	979.4	974.7	973.4	938.7

Other Charge and Blend Stocks (mbpd)	259.3	200.4	205.4	171.2

Total Refinery Inputs (mbpd)	1,238.7	1,175.1	1,178.8	1,109.9

Refined Product Sales Volumes (mbpd)	1,504.4	1,414.1	1,454.9	1,399.6

Refining and Wholesale Marketing Margin ($/gallon)	$0.2186	$0.0959	$0.1582	$0.0877

One of Marathon’s most significant achievements in 2005 was the acquisition of Ashland Inc.’s 38 percent minority interest in Marathon Ashland Petroleum LLC, as well as two complementary businesses. These businesses included Ashland’s maleic anhydride plant located in Neal, W.Va., adjacent to Marathon’s Catlettsburg, Ky., refinery, as well as a portion of its Valvoline Instant Oil Change business, consisting of 60 retail outlets located in Michigan and Ohio.

The Company’s $300 million, 26,000 bpd Detroit refinery expansion and Tier II low-sulfur fuels project was completed during the fourth quarter and ramped up to full capacity of 100,000 bpd in mid-November. The expansion has added much needed capacity to help meet market demand, primarily for transportation fuels, in the upper Midwest. The expansion also enables the Detroit refinery to produce the low-sulfur gasoline and ultra-low sulfur diesel fuel required by the U.S. Environmental Protection Agency beginning in 2006.

During the fourth quarter, Marathon also announced plans to pursue a 180,000 bpd expansion of its 245,000 bpd Garyville, La., refinery. The initial phase of the potential expansion includes FEED work which began in December and could lead to the start of construction in 2007. The project, currently estimated to cost more than $2.2 billion, could be completed as early as the fourth quarter 2009. The final investment decision is subject to completion of the FEED and the receipt of applicable permits.

Integrated Gas

Integrated gas segment income was $19 million in fourth quarter 2005 and $31 million for the year, compared with $23 million and $48 million in the same periods of 2004. The year-over-year decrease was a result of increased income taxes for Atlantic Methanol Production Company LLC (AMPCO), in which Marathon holds a 45 percent interest.

The Equatorial Guinea LNG Train 1 project continued to progress during 2005. As of the end of the fourth quarter, the Train 1 project was approximately 66 percent complete on an engineering, procurement and construction (EPC) basis and gross expenditures totaled approximately $1.2 billion of the total estimated project cost of $1.4 billion. First shipments of LNG are projected to begin in the third quarter of 2007. Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited (EG Holdings).

During the second half of 2005, Marathon initiated its LNG supply contract with BP Energy Company to utilize Elba Island, Ga., regasification terminal access rights. Under the terms of the agreement, BP will supply Marathon with 58 billion cubic feet (bcf) of natural gas per year, as LNG, for a minimum period of five years beginning in 2005. Marathon will take delivery of the LNG at the Elba Island terminal where the Company holds rights to deliver and sell up to 58 bcf of natural gas per year. Pricing of the LNG is linked to the Henry Hub index.

Special Items

Marathon has two long-term gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. The non-cash mark-to-market losses on these two long-term gas sales contracts related to Marathon’s Brae gas production were $80 million in fourth quarter 2005 and $386 million for the year. Due to the volatility in the fair values of these contracts, Marathon consistently excludes these non-cash gains and losses from “net income adjusted for special items.”

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143.” This interpretation clarifies that an entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event if the liability’s fair value can be reasonably estimated. Marathon adopted FIN No. 47 as of December 31, 2005. An after tax charge of $19 million related to adopting FIN No. 47 was recognized as a cumulative effect of a change in accounting principle in 2005.

The Company will conduct a conference call and webcast today, January 26, 2006, at 1 p.m. EST during which it will discuss fourth quarter and full-year 2005 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com. Replays of the webcast will be available through February 9, 2006. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations. Reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the possibility of developing Blocks 31 and 32 offshore Angola, the development of the Alvheim field, additional proved reserves and estimated levels of production associated with Marathon’s re-entry into Libya, an LNG project and possible expansion thereof, and the possible expansion of the Garyville refinery. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the levels of estimated production in Libya, the possible development of Blocks 31 and 32, and the development of the Alvheim field, include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, inability or delay in obtaining government and third-party approvals and permits, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide production and sales could be further affected by the occurrence of acquisitions or dispositions of oil and gas properties. The proved reserves and estimated levels of production in Libya and possible development of Blocks 31 and 32 could further be affected by presently known data concerning size and character of reservoirs, economic recoverability, future drilling success and production experience. Factors that could affect the current LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. In addition to these factors, other factors that could affect the possible expansion of the current LNG project and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. With respect to the Garyville expansion project, some factors that could cause the actual results to be different than expected include satisfactory results of the FEED work, Marathon board and necessary regulatory approvals, crude oil supply and transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, and other risks customarily associated with construction projects. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
Howard Thill	713-296-4140

Consolidated Statements of Income (unaudited)

	Quarter ended December 31		Year ended December 31
(Dollars in millions, except per share data)	2005	2004	2005	2004
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$14,002	$11,370	$49,273	$39,305
Revenues from matching buy/sell transactions	2,829	2,528	12,636	9,242
Sales to related parties	355	285	1,402	1,051
Income from equity method investments	112	62	266	170
Net gains on disposal of assets	11	11	57	36
Other income — net	5	50	39	103

Total revenues and other income	17,314	14,306	63,673	49,907

Costs and Expenses:
Cost of revenues (excluding items shown below)	10,057	9,064	37,847	30,740
Purchases related to matching buy/sell transactions	3,052	2,462	12,364	9,050
Purchases from related parties	62	50	225	202
Consumer excise taxes	1,204	1,136	4,715	4,463
Depreciation, depletion and amortization	365	321	1,358	1,217
Selling, general and administrative expenses	305	262	1,158	1,025
Other taxes	130	96	482	338
Exploration expenses	87	94	222	202

Total costs and expenses	15,262	13,485	58,371	47,237

Income from Operations	2,052	821	5,302	2,670
Net interest and other financing costs	46	32	145	161
Minority interests in income (loss) of:
Marathon Petroleum Company LLC	—	147	384	532
Equatorial Guinea LNG Holdings Limited	(4)	(2)	(8)	(7)

Income from Continuing Operations before Income Taxes	2,010	644	4,781	1,984
Provision for income taxes	726	215	1,730	727

Income from Continuing Operations	1,284	429	3,051	1,257
Discontinued Operations	—	—	—	4

Income Before Cumulative Effect of Change in Accounting Principle	1,284	429	3,051	1,261
Cumulative effect of change in accounting principle	(19)	—	(19)	—

Net Income	$1,265	$429	$3,032	$1,261

Income from Continuing Operations:
Per share – basic	$3.51	$1.24	$8.57	$3.74
Per share – diluted	$3.48	$1.23	$8.49	$3.72
Net Income:
Per share – basic	$3.46	$1.24	$8.52	$3.75
Per share – diluted	$3.43	$1.23	$8.44	$3.73
Dividends Paid per Share	$0.33	$0.28	$1.22	$1.03
Weighted Average Shares (in thousands):
Basic	365,486	345,507	356,003	336,485
Diluted	368,775	347,416	359,081	338,253

Preliminary Supplemental Statistics (unaudited)

	Quarter ended December 31		Year ended December 31
(Dollars in millions, except as noted)	2005	2004	2005	2004
Income from Operations
Exploration and Production
United States	$468	$238	$1,564	$1,073
International	562	205	1,424	623

E&P Segment Income	1,030	443	2,988	1,696
Refining, Marketing and Transportation(a)	1,166	389	3,013	1,406
Integrated Gas(b)	19	23	31	48

Segment Income	$2,215	$855	$6,032	$3,150
Items not allocated to segments:
Administrative expenses	(83)	(69)	(367)	(307)
Gain (Loss) on U.K. long-term gas contracts	(80)	111	(386)	(99)
Impairment of certain oil and gas properties	-	(44)	—	(44)
Corporate insurance adjustment	-	(32)	—	(32)
Gain on ownership change in MPC	-	—	—	2
Gain on sale of minority interests in EGHoldings	-	—	23	—

Income from Operations	$2,052	$821	$5,302	$2,670
Capital Expenditures
Exploration and Production	$459	$343	$1,459	$944
Refining, Marketing and Transportation	334	371	842	794
Integrated Gas	59	235	572	490
Corporate	13	8	17	19

Total	$865	$957	$2,890	$2,247
Exploration Expense
United States	$58	$31	$118	$78
International(c)	29	31	104	92

Total	$87	$62	$222	$170
Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(d)
United States	77.9	65.4	76.4	81.2
Europe	53.8	41.6	36.3	39.8
Africa	61.9	36.3	51.7	32.5
Other International	30.8	19.0	26.6	16.6

Total International	146.5	96.9	114.6	88.9

Worldwide	224.4	162.3	191.0	170.1

Net Natural Gas Sales (mmcfd)(d)(e)
United States	599.1	585.3	577.6	631.2
Europe	314.0	330.1	262.0	291.8
Africa	91.5	81.0	92.4	76.4

Total International	405.5	411.1	354.4	368.2

Worldwide	1,004.6	996.4	932.0	999.4

Total Sales (mboepd)	391.9	328.4	346.3	336.7

Preliminary Supplemental Statistics (unaudited) (continued)

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$48.78	$34.84	$45.41	$32.76
Europe	58.44	42.85	52.99	37.16
Africa	44.52	40.25	46.27	35.11
Other International	34.66	26.73	33.47	22.56
Total International	47.56	38.72	45.43	33.68
Worldwide	$47.98	$37.16	$45.42	$33.24
Natural Gas ($ per mcf)
United States	$8.30	$5.09	$6.42	$4.89
Europe	7.57	4.66	5.70	4.13
Africa	0.24	0.25	0.25	0.25
Total International	5.92	3.79	4.28	3.33
Worldwide	$7.34	$4.55	$5.61	$4.31
Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$48.78	$31.23	$45.41	$29.11
Europe	58.44	37.42	52.99	33.65
Africa	44.52	40.25	46.27	35.11
Other International	34.66	26.73	33.47	22.53
Total International	47.56	36.39	45.43	32.11
Worldwide	$47.98	$34.31	$45.42	$30.68
Natural Gas ($ per mcf)
United States	$8.41	$5.11	$6.40	$4.85
Europe(f)	7.57	4.66	5.70	4.13
Africa	0.24	0.25	0.25	0.25
Total International	5.92	3.79	4.28	3.33
Worldwide	$7.40	$4.57	$5.59	$4.29

Preliminary Supplemental Statistics (unaudited) (continued)

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004
Refinery Runs (mbpd)
Crude Oil Refined	979.4	974.7	973.4	938.7
Other Charge and Blend Stocks	259.3	200.4	205.4	171.2

Total	1,238.7	1,175.1	1,178.8	1,109.9
Refined Product Yields (mbpd)
Gasoline	702.6	644.3	643.6	607.6
Distillates	329.4	328.1	318.5	299.6
Propane	21.0	22.2	21.4	21.8
Feedstocks and Special Products	81.2	83.9	95.9	93.9
Heavy Fuel Oil	37.7	34.0	27.8	25.1
Asphalt	81.5	80.7	85.3	77.0

Total	1,253.4	1,193.2	1,192.5	1,125.0
Refined Product Sales Volumes (mbpd)(g)	1,504.4	1,414.1	1,454.9	1,399.6
Matching Buy/Sell Volumes Included in Refined Product Sales Volumes (mbpd)	72.6	45.7	76.5	70.7
Refining and Wholesale Marketing Margin(h)(i)	$0.2186	$0.0959	$0.1582	$0.0877
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,639	1,669	—	—
SSA Gasoline and Distillate Sales(j)	834	793	3,226	3,152
SSA Gasoline and Distillate Gross Margin(h)	$0.1400	$0.1219	$0.1230	$0.1186
SSA Merchandise Sales	$637	$581	$2,531	$2,335
SSA Merchandise Gross Margin	$158	$145	$626	$571

(a)	RM&T segment income includes Ashland’s 38 percent interest in MPC of $151 million in the fourth quarter of 2004, and $390 million and $540 million for the years ended 2005 and 2004, respectively.

(b)	Includes Equatorial Guinea LNG Holdings at 100 percent.

(c)	Excludes $32 million impairment of unproved oil and gas properties in the fourth quarter and full-year 2004, which is included in exploration expense.

(d)	Amounts reflect sales after royalties, except for Ireland where amounts are before royalties.

(e)	Includes gas acquired for injection and subsequent resale of 49.9 and 17.5 mmcfd for the fourth quarters of 2005 and 2004 and 38.1 and 19.3 mmcfd for the years ended 2005 and 2004. Effective July 1, 2005, the methodology for allocating sales volumes between gas produced from the Brae complex and third-party gas production was modified, resulting in an increase in volumes representing gas acquired for injection and subsequent resale.

(f)	Excludes the effects of the U.K. long-term gas contracts that are accounted for as derivatives.

(g)	Total average daily volumes of consolidated refined product sales to wholesale, branded and retail (SSA) customers.

(h)	Dollars per gallon.

(i)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(j)	Millions of gallons.